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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         ____________________________

                                    FORM 15

         CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
     SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                                                   Commission File Number 1-2198


                           THE DETROIT EDISON COMPANY
             (Exact name of registrant as specified in its charter)

                                2000 2nd Avenue
                          Detroit, Michigan 48226-1279
                                 (313) 235-8000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          Common Stock, $10 par value
            (Title of each class of securities covered by this Form)

                   Cumulative Preferred Stock, $100 par value
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) and 15(d) remains)

         Please place and X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)      [X]          Rule 12h-3(b)(1)(i)      [  ]
         Rule 12g-4(a)(1)(ii)     [  ]         Rule 12h-3(b)(1)(ii)     [  ]
         Rule 12g-4(a)(2)(i)      [  ]         Rule 12h-3(b)(2)(i)      [  ]
         Rule 12g-4(a)(2)(ii)     [  ]         Rule 12h-3(b)(2)(ii)     [  ]
                                               Rule 15d-6               [  ]

Approximate number of holders of record as of the certification or notice date:
One

         Pursuant to the requirements of the Securities Exchange Act of 1934, The Detroit Edison Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



                                        THE DETROIT EDISON COMPANY

Date:  January 2, 1996             By:  John E. Lobbia
                                        ------------------------------------
                                        John E. Lobbia
                                        Chairman and Chief Executive Officer